UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2018 (November 12, 2018)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 18th Floor New York, NY 98001
(Address of principal executive offices)

(212) 521-4052
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On November 12, 2018, 1847 CB, Inc. (“1847 CB”), a subsidiary of 1847 Holdings LLC (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Cornerstone Builders of SW Florida, Inc., a Florida corporation (“Cornerstone”), and Anthony Leopardi (the “Seller”), pursuant to which 1847 CB agreed to acquire all of the issued and outstanding capital stock of Cornerstone for an aggregate purchase price of $18 million in cash, subject to adjustment as described below.

Cornerstone has been in business since 1988. It has earned a reputation as one of the leading builders of custom kitchen cabinets, bathroom cabinets, countertops, bathroom remodeling and full home remodeling. Cornerstone’s commitment of excellence has allowed it to service more than 20,000 satisfied customers. With over 200 employees, Cornerstone is a one-stop-shop. In addition to laborers and installers, it employs its own licensed contractors for electric, plumbing, cabinet & countertop installers, shower door installers, carpenters, drywall installers, painters, tile and more. Cornerstone has (3) showrooms located in Ft Myers, Naples and Marco Island.

The purchase price is subject to a post-closing working capital adjustment provision. Under this provision, on or before the 75th day following the closing of the acquisition, the purchase price will be adjusted upward if the audited balance sheet of Cornerstone as of the closing date (the “Final Balance Sheet”) indicates working capital that is higher than that shown on the unaudited preliminary balance sheet as of the same date that was prepared by Cornerstone (the “Preliminary Balance Sheet”). The amount of the adjustment would be equal to the difference in working capital amounts. Similarly, if the working capital as shown on the Final Balance Sheet is less than that shown on the Preliminary Balance Sheet, a downward adjustment to the purchase price will be made in the amount of the difference.

In addition to the post-closing working capital adjustment described above, there is a minimum working capital adjustment. “Minimum Working Capital” is defined in the agreement as $300,000. At the closing, if the Minimum Working Capital of Cornerstone exceeds the working capital indicated on the Preliminary Balance Sheet (the “Preliminary Working Capital”), then the purchase price will be reduced at the closing by the amount of such difference. Similarly, if the Preliminary Working Capital exceeds the Minimum Working Capital, then the purchase price will be increased by the difference and all cash or cash equivalents shall be disbursed to the Seller that are in excess of the Minimum Working Capital Amount.

The purchase price will also be reduced by the amount of outstanding indebtedness of Cornerstone existing as of the closing date and the deducted amount will be used to pay off any such indebtedness.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Seller will not complete with the business of Cornerstone for a period of three (3) years following closing.

The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. In the case of the indemnification provided by the Seller with respect to breaches of certain non-fundamental representations and warranties, the Seller will only become liable for indemnified losses if the amount exceeds $100,000. Furthermore, the liability of the Seller for breaches of certain non-fundamental representations and warranties shall not exceed the cash portion of the purchase price payable under the Purchase Agreement.

The closing of the Purchase Agreement is subject to customary closing conditions, including, without limitation, the completion of accounting and legal due diligence investigations; the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; the receipt of any required consents of any third parties; the release of any security interests; 1847 CB obtaining the requisite acquisition financing; and delivery of all opinions and documents required for the transfer of shares of Cornerstone to 1847 CB.

In addition, the closing is conditioned on affiliates of the Seller transferring title to all real estate that is used in the Cornerstone business to 1847 CB without additional cost.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: November 16, 2018	By:	/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

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